                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
 PURSUANT TO SECTION 13 OR SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 21, 2001

                                 Eurotech, Ltd.
                                 --------------
             (Exact name of registrant as specified in its charter)

     District of Columbia                 000-22129               33-0662435
----------------------------      ------------------------   -------------------
(State or other jurisdiction      (Commission File Number)      (IRS Employer
    of incorporation)                                        Identification No.)

                          10306 Eaton Place, Suite 220
                             Fairfax, Virginia 22030
                  --------------------------------------------
               (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code   (703) 352-4399
                                                     ---------------

                                 Not Applicable
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

         We have been involved in efforts to restructure our current obligations and conserve cash. These are the financial options that we are pursuing or have achieved:

1. We have amended the sale of 3 million shares of our common stock to John Hanna LLC and Julius Nasso, because John Hanna LLC and Julius Nasso have sold 1,500,000 of those shares to three individuals and one business corporation. We will be receiving $730,000 for the sale of some of the shares on or about October 10, 2001 and the balance of the purchase price of $270,000 on Nov. 13. We are relying on this cash for working capital for our day to day operations.

2. Woodward LLC, the investor that has the right to receive repricing shares pursuant to previous financings, has agreed to delay the repricing provisions periods so that there will be no repricings for September, October, November or December of 2001. Repricings will begin again in January 2002. Under the terms of each Woodward LLC financing, we are prohibited from issuing as initial shares and additional shares a total of more than 19.9% of our issued and outstanding common shares on the date of that financing. If the repricing formula would otherwise require us to issue shares in excess of this limitation, Woodward LLC would have the right to require us either to pay an amount of money based on the repricing formula (which we are not likely to have available), or to issue the excess shares against payment by Woodward LLC of the shares then current market value.

3. We have a signed commitment letter from Jenks and Kirkland, Ltd, a Bahamian company, to invest $500,000 in Eurotech on December 1, 2001 subject to the receipt by Eurotech of $1,000,000 in working capital from other sources prior to that date. We had previously disclosed our negotiations with this investor concerning a proposed sale of 5 million shares of our common stock for $2.5 million.

ITEM 7.  EXHIBIT

99.2     Commitment Letter from Jenks and Kirkland dated October 2, 2001


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           EUROTECH  LTD.

October 10, 2001
                                           By: /s/ Don V. Hahnfeldt
                                           -------------------------------------
                                               Don V. Hahnfeldt
                                               President